CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants for Mitchell Capital All-Cap Growth Fund, a series of the Valued Advisers Trust, we hereby consent to all references to our firm included in or made a part of the Statement of Additional Information in this Post-Effective Amendment to the Value Advisers Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 28, 2013